Exhibit 99.1

BioXcel Therapeutics Reports First Quarter 2024 Financial Results

Advancing TRANQUILITY and SERENITY program plans for two pivotal Phase 3 trials to expand BXCL501 market potential in acute treatment of agitation

Strengthened intellectual property portfolio for BXCL501 with grant of two new patents, in Japan and the U.S.

Completed $25 million registered direct offering

Conference call set for 8:00 a.m. ET today

NEW HAVEN, Conn., May 9, 2024 — BioXcel Therapeutics, Inc. (Nasdaq: BTAI), a biopharmaceutical company utilizing artificial intelligence to develop transformative medicines in neuroscience and immuno-oncology, today announced its financial results for the first quarter of 2024.

“The fundamentals of our business are strong as we look to continue advancing and expanding our agitation portfolio,” said Vimal Mehta, Ph.D., CEO of BioXcel Therapeutics. “We have designed two Phase 3 registrational programs for BXCL501 in addition to strengthening our balance sheet and intellectual property. We are intensely focused on the BXCL501 journey into the at-home setting and expansion into Alzheimer’s-related agitation with the goal of bringing new treatment options to larger numbers of patients while expanding the market potential of our lead neuroscience asset.”

TRANQUILITY and SERENITY Clinical Programs

•	Plans for two late-stage programs are advancing following recently announced designs of pivotal Phase 3 trials:

o	TRANQUILITY In-Care trial: designed to evaluate the efficacy and safety of a 60 mcg dose of BXCL501 for agitation associated with Alzheimer’s dementia (AAD).

o	SERENITY At-Home* safety trial: designed to evaluate the safety of a 120 mcg dose of BXCL501 in the at-home setting for agitation associated with bipolar disorders or schizophrenia.

•	Study protocol submitted to FDA.

IGALMI™ Post-Marketing Requirement (PMR) Study

•	Study was designed to evaluate whether tolerance, tachyphylaxis, or withdrawal occur following repeat dosing of IGALMI™ following seven days of repeated treatment.

o	Completed enrollment of approximately 20 patients with frequent episodes of agitation for bipolar disorders or schizophrenia in an open-label study.

o	Patients self-administered 180 mcg of IGALMI for repeated agitation episodes over the treatment period.

o	Initiated data cleaning to enable database lock.

Corporate Updates

IGALMI™ Commercialization

•	Net revenue grew 55% in Q1 2024 over the prior quarter driven largely by volume contracting, new customer acquisition, increased utilization among existing customers, and the permanent J-Code for IGALMI that became effective January 1, 2024.

Patent Portfolio

The Company continues to strengthen its intellectual property portfolio with over 30 granted or allowed patents and more than 140 additional patent applications in prosecution as of April 2024.

•	Recently granted two new patents for BXCL501, in Japan and the U.S., with patent protection to 2039 and 2043, respectively.

•	Eight currently listed U.S. patents for IGALMI™ in the United States Food and Drug Administration's (“FDA”) Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the "Orange Book"), with two additional recently allowed patents that will be submitted for listing in the Orange Book once issued by the USPTO.

OnkosXcel Therapeutics

•	Announced late-breaking abstract selected for presentation at 2024 ASCO Annual Meeting on preliminary findings from a Phase 2 investigator-sponsored trial of BXCL701 and KEYTRUDA® (pembrolizumab) in metastatic pancreatic ductal adenocarcinoma (PDAC).

First Quarter 2024 Financial Results

Net Revenue: Net revenue from IGALMI was $582,000 for the first quarter of 2024, compared to $206,000 for the same period in 2023, representing a 182% increase. Sequential quarterly revenue increased 55% in Q1 2024 from the fourth quarter of 2023. The increased revenue for both periods was primarily attributable to increasing demand with existing customers, new customer orders, and volume-based contracting.

Research and Development (R&D) Expenses: R&D expenses were $11.4 million for the first quarter of 2024, compared to $27.8 million for the same period in 2023. The decreased expenses were primarily attributable to the wind-down of the SERENITY III and TRANQUILITY II and III trials, as well as decreased professional fees, personnel, and related costs.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses were $13.3 million for the first quarter of 2024, compared to $23.6 million for the same period in 2023. The reduced expenses were primarily attributable to a decrease in personnel and costs associated with the commercialization of IGALMI compared to the first quarter of 2023. The reduced expenses were partially offset by increased professional fees in the first quarter of 2024.

Net Loss: BioXcel Therapeutics had a net loss of $26.8 million for the first quarter of 2024, compared to a net loss of $52.8 million for the same period in 2023. The Company used $17.7 million in operating cash during the first quarter of 2024.

Cash and cash equivalents totaled $74.1 million as of March 31, 2024. This includes the $25 million from the registered direct offering announced on March 25, 2024.

Conference Call and Webcast

BioXcel Therapeutics will host a conference call and webcast today, May 9, 2024, at 8:00 a.m. ET to discuss its first quarter 2024 financial results. To access the call, please dial 877-407-5795 or 201-689-8722. A live webcast will be available on the Investors section of the corporate website, bioxceltherapeutics.com, and a replay will be available through August 9, 2024.

BioXcel Therapeutics may use its website as a distribution channel of material information about the Company. Financial and other important information regarding the Company is routinely posted on and accessible through the Investors sections of its website at www.bioxceltherapeutics.com. In addition, you may sign up to automatically receive email alerts and other information about the Company by visiting the “Email Alerts” option under the News/Events section of the Investors & Media website section and submitting your email address.

*SERENITY At-Home represents the redesigned SERENITY III trial.

About IGALMI™ (dexmedetomidine) sublingual film

INDICATION

IGALMI™ (dexmedetomidine) sublingual film is a prescription medicine, administered under the supervision of a health care provider, that is placed under the tongue or behind the lower lip and is used for the acute treatment of agitation associated with schizophrenia and bipolar disorder I or II in adults. The safety and effectiveness of IGALMI has not been studied beyond 24 hours from the first dose. It is not known if IGALMI is safe and effective in children.

IMPORTANT SAFETY INFORMATION

IGALMI can cause serious side effects, including:

•	Decreased blood pressure, low blood pressure upon standing, and slower than normal heart rate, which may be more likely in patients with low blood volume, diabetes, chronic high blood pressure, and older patients. IGALMI is taken under the supervision of a healthcare provider who will monitor vital signs (like blood pressure and heart rate) and alertness after IGALMI is administered to help prevent falling or fainting. Patients should be adequately hydrated and sit or lie down after taking IGALMI and instructed to tell their healthcare provider if they feel dizzy, lightheaded, or faint.

•	Heart rhythm changes (QT interval prolongation). IGALMI should not be given to patients with an abnormal heart rhythm, a history of an irregular heartbeat, slow heart rate, low potassium, low magnesium, or taking other drugs that could affect heart rhythm. Taking IGALMI with a history of abnormal heart rhythm can increase the risk of torsades de pointes and sudden death. Patients should be instructed to tell their healthcare provider immediately if they feel faint or have heart palpitations.

•	Sleepiness/drowsiness. Patients should not perform activities requiring mental alertness, such as driving or operating hazardous machinery, for at least 8 hours after taking IGALMI.

•	Withdrawal reactions, tolerance, and decreased response/efficacy. IGALMI was not studied for longer than 24 hours after the first dose. Physical dependence, withdrawal symptoms (e.g., nausea, vomiting, agitation), and decreased response to IGALMI may occur if IGALMI is used longer than 24 hours.

The most common side effects of IGALMI in clinical studies were sleepiness or drowsiness, a prickling or tingling sensation or numbness of the mouth, dizziness, dry mouth, low blood pressure, and low blood pressure upon standing.

These are not all the possible side effects of IGALMI. Patients should speak with their healthcare provider for medical advice about side effects.

Patients should tell their healthcare provider about their medical history, including if they suffer from any known heart problems, low potassium, low magnesium, low blood pressure, low heart rate, diabetes, high blood pressure, history of fainting, or liver impairment. They should also tell their healthcare provider if they are pregnant or breastfeeding or take any medicines, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Patients should especially tell their healthcare provider if they take any drugs that lower blood pressure, change heart rate, or take anesthetics, sedatives, hypnotics, and opioids.

Everyone is encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088. You can also contact BioXcel Therapeutics, Inc. at 1-833-201- 1088 or medinfo@bioxceltherapeutics.com.

Please see full Prescribing Information at igalmi.com.

About BXCL501

In indications other than those approved by the U.S. Food and Drug Administration (FDA) as IGALMI™ (dexmedetomidine) sublingual film, BXCL501 is an investigational proprietary, orally dissolving film formulation of dexmedetomidine, a selective alpha-2 adrenergic receptor agonist. BioXcel Therapeutics believes that BXCL501 potentially targets an important mediator of agitation, and the Company has observed anti-agitation results in multiple clinical trials across several neuropsychiatric disorders. BXCL501 is under investigation by BioXcel Therapeutics for the acute treatment of agitation associated with dementia due to probable Alzheimer’s disease and for the acute treatment of agitation associated with bipolar I or II disorder or schizophrenia in the at-home setting. The safety and efficacy of BXCL501 for these investigational uses have not been established. BXCL501 has been granted Breakthrough Therapy designation by the FDA for the acute treatment of agitation associated with dementia and Fast Track designation for the acute treatment of agitation associated with schizophrenia, bipolar disorders, and dementia.

About BXCL701

BXCL701 is an investigational, oral innate immune activator designed to initiate inflammation in the tumor microenvironment. Approved and experimental immunotherapies often fail to address cancers that appear “cold.” Therefore, BXCL701 is being evaluated to determine if it can render “cold” tumors “hot,” making them more detectable by the adaptive immune system and thereby facilitating the development of a strong anticancer immune response. OnkosXcel Therapeutics’ preclinical data support BXCL701’s potential synergy with both current checkpoint inhibitors and emerging immunotherapies directed to activate T-cells. BXCL701 is currently being developed as a potential therapy for the treatment of aggressive forms of prostate cancer and advanced solid tumors that are refractory or treatment naïve to checkpoint inhibitors. BXCL701 has received Orphan Drug Designation from the U.S. Food and Drug Administration in four indications: acute myelogenous leukemia, pancreatic cancer, stage IIb to IV melanoma, and soft tissue sarcoma. The U.S. Food and Drug Administration (FDA) designated as a Fast Track development program the investigation of BXCL701 in combination with a checkpoint inhibitor for treatment of patients with metastatic small cell neuroendocrine prostate cancer (SCNC) with progression on chemotherapy and no evidence of microsatellite instability. An 800+-subject clinical database, with data collected by the Company and others, supports the ongoing development of BXCL701.

About BioXcel Therapeutics, Inc.

BioXcel Therapeutics, Inc. (Nasdaq: BTAI) is a biopharmaceutical company utilizing artificial intelligence to develop transformative medicines in neuroscience. Its wholly owned subsidiary, OnkosXcel Therapeutics, is focused on the development of medicines in immuno-oncology. The Company’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indications. For more information, please visit bioxceltherapeutics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements related to: the Company’s planned advancement of its TRANQUILITY and SERENITY trials and the trial designs thereof; potential market opportunity for BXCL501; the potential for the results from the Company’s completed, ongoing and proposed clinical trials to support regulatory approvals for its product candidates; its ongoing strategy for IGALMI; the Company’s current patent applications; expected cash runway; . When used herein, words including “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. The Company may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation: [the outcome of the Company’s discussions with Oaktree Capital Management and Qatar Investment to amend its credit agreement;] its limited operating history; its incurrence of significant losses; its need for substantial additional funding and ability to raise capital when needed; the impact of the reprioritization; its significant indebtedness, ability to comply with covenant obligations and potential payment obligations related to such indebtedness and other contractual obligations; the Company has identified conditions and events that raise substantial doubt about its ability to continue as a going concern; its limited experience in drug discovery and drug development; risks related to the TRANQUILITY program; its dependence on the success and commercialization of IGALMI™, BXCL501, BXCL502, BXCL701 and BXCL702 and other product candidates; its lack of experience in marketing and selling drug products; the risk that IGALMI or the Company’s product candidates may not be accepted by physicians or the medical community in general; the Company still faces extensive and ongoing regulatory requirements and obligations for IGALMI; the failure of preliminary data from its clinical studies to predict final study results; failure of its early clinical studies or preclinical studies to predict future clinical studies; its ability to receive regulatory approval for its product candidates; its ability to enroll patients in its clinical trials; undesirable side effects caused by the Company’s product candidates; its novel approach to the discovery and development of product candidates based on EvolverAI; the significant influence of and dependence on BioXcel LLC; its exposure to patent infringement lawsuits; its reliance on third parties; its ability to comply with the extensive regulations applicable to it; impacts from data breaches or cyber-attacks, if any; risks associated with the increased scrutiny relating to environmental, social and governance (ESG) matters; risks associated with federal, state or foreign health care “fraud and abuse” laws; and its ability to commercialize its product candidates, as well as the important factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as such factors may be updated from time to time in its other filings with the SEC, including without limitation its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact Information

Corporate

BioXcel Therapeutics

Erik Kopp

1.203.494.7062

ekopp@bioxceltherapeutics.com

Investor Relations

BioXcel Therapeutics

Brennan Doyle

1.475.355.8462

bdoyle@bioxceltherapeutics.com

Media

Russo Partners

David Schull

1.858.717.2310

David.schull@russopartnersllc.com

Scott Stachowiak

1.646.942.5630

Scott.stachowiak@russopartnersllc.com

Source: BioXcel Therapeutics, Inc.

IGALMI™ is a trademark of BioXcel Therapeutics, Inc.
BT BIOXCEL THERAPEUTICS is a registered trademark of BioXcel Therapeutics, Inc.
All other trademarks are the properties of their respective owners.
Copyright © 2024, BioXcel Therapeutics, Inc. All rights reserved.

BioXcel Therapeutics, Inc.

Statements of Operations
(Unaudited, in thousands, except per share amounts)
	Three months ended March 31,
	2024	2023
Revenues
Product revenues	$582	$206

Operating expenses
Cost of goods sold	80	9
Research and development	11,401	27,800
Selling, general and administrative	13,264	23,595
Total operating expenses	24,745	51,404
Loss from operations	(24,163)	(51,198)
Other (income) expense
Interest expense, net	3,607	3,367
Interest income	(947)	(2,015)
Other (income) expense, net	(32)	246
Net loss and comprehensive loss	$(26,791)	$(52,796)

Net loss per share - basic and diluted	$(0.87)	$(1.84)
Weighted average shares outstanding - basic and diluted	30,868	28,616

Condensed Balance Sheets
(Unaudited, in thousands)
	March 31,	December 31,
	2024	2023
Cash and cash equivalents	$74,141	$65,221
Total assets	$82,323	$73,702
Total liabilities	$154,686	$130,210
Total stockholders' equity (deficit)	$(72,363)	$(56,508)